UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2009

Confederate Motors, Inc.
 (Exact name of Registrant as specified in its charter)

Delaware	333-130858	26-4182621
(State or other jurisdiction Identification No.)	(Commission File Number)	(I.R.S. Employer incorporation)

2222 5th Avenue South, Birmingham, AL 35233
(Address of principal executive offices)
(Zip Code)

(205) 324-9888
(Registrant’s telephone number, including area code)

300 Park Avenue, Suite 1700, New York, NY, 10022
(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐         Soliciting material pursuant to Rule I4a-12 under the Exchange Act (17CFR240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

Effective April 17, 2009, Francois-Xavier Terny was appointed as a member of the Board of Directors of Confederate Motors, Inc.

Name	Age	Principal Position
Francois-Xavier Terny	39	Director

Francois-Xavier Terny is a private investor and operational consultant to 7 companies and start ups since 2008.  He was the founder of Masaï, a consultancy specializing in cost optimization established in 1996. Under the management of Mr. Terny, Masaï had 8 consulting offices in Europe, US and Japan, and 7 LCC offices, with a total of over 120 professionals. It was acquired by Lowendal group in October 2006.

Following his studies at HEC, from 1991 to 1996, Mr. Terny served as a strategic consultant in Bain & Company, with one year spent between the Moscow and Warsaw offices (1993) and creation of the South African office (1995). It was during the numerous purchasing assignments (sheer luck in strategic consultancy!) that the idea for Masaï was born. Discussions with his friend Thierry Fournier, a Manager within Bain & Co., gave life to the project in March 1996.

Mr. Terny has always been keen on multi-cultural, multi time zone projects - often combining the complexity of worldwide team management with a taste for creating new methodologies, new approaches to the ever-evolving issues clients are facing in cost management. He is passionate about cars and race car driving, a wine enthusiast with a particular taste for Languedoc wines, and a seasoned traveler.

There are no relationships between Mr. Terny and any of the officers or directors of the Company. And there is no employment agreement between Mr. Terny and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Confederate Motors, Inc.

/s/ H. Matthew Chambers
H. Matthew Chambers, CEO

/s/ Joseph Mitchell
Joseph Mitchell, CFO

Dated: April 21, 2009